Contact: Shanae Randolph, 913.367.1480
                                      shanae.randolph@mgpingredients.com                                                 or
Steve Pickman, 913.367.1480
steve.pickman@mgpingredients.com
For Immediate Release
MGP Announces Longtime Executive Randy Schrick to Retire at End of Year;
Will Continue in Consulting Role at Company

ATCHISON, Kan., June 23, 2015-MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today announced that Randy Schrick, vice president of production and engineering, plans to retire effective Dec. 31, 2015. Following his retirement, Schrick will maintain a relationship with the company through an exclusive multi-year consulting arrangement. In the interim, he will begin the transfer of his current responsibilities to Steve Glaser, corporate director of operations.
“I am very grateful to the Cray and Seaberg families and now Gus Griffin for the opportunity to work for the same company my entire career,” Schrick said. “I hope that at least in some small way I have given value to the company in return for what the company has given to me and my family.”
Schrick also stated that “Steve Glaser, who will be taking over my responsibilities, is a highly competent manager. He and his team will help lead MGP to even more exciting times and prosperity.”
Over the course of his 42 years with MGP, Schrick has held numerous leadership positions, performing an integral part in the company’s evolution. These included serving as co-CEO from December 2013 to July 2014, as well as several terms on the company’s board of directors between 1987 and 2008.
Prior to being named to his current position last September, Schrick served for five years as vice president of engineering. He also served as president of the company’s Pekin, Ill., joint venture operation, Illinois Corn Processing, LLC, from 2009 to 2011.
“Randy has made significant contributions to MGP’s success,” said Gus Griffin, president and CEO. “His accomplishments are extraordinary, and he has been and remains a great asset to our company. We wish him the very best going forward, and are grateful that he will continue to support our growth by sharing his expertise and helping mentor employees.”
Griffin added, “We are also very pleased and fortunate to have someone of Steve Glaser’s caliber take on additional functional responsibilities that are so essential to our operations. We have tremendous confidence in his capabilities to maintain the high standard of excellence set by Randy.”
Schrick began his career with MGP as a distillery shift manager in 1973, the same year he earned a bachelor of science degree in chemical engineering at Kansas State University, Manhattan. A year prior to that, he received a bachelor’s degree in physics from Washburn University, Topeka, Kan.
-more-

ADD 1-MGP Announces Longtime Executive Randy Schrick
Building on his multiple abilities and talents, Schrick worked his way up through the ranks of the company. He performed a host of management, production and engineering responsibilities through a series of key positions. Among these were roles as plant manager, corporate director of distillery products manufacturing and corporate vice president of operations, as well as vice president and general manager of MGP’s former wholly-owned facility in Pekin, Ill., from 1984 to 1993. He additionally has been a master distiller for over 20 years.
About MGP
MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional and highly functional ingredients for the branded consumer packaged goods industry. The company is headquartered in Atchison, Kansas, where a variety of distilled alcohol products and food ingredients are manufactured. Distilled spirits are also produced at company facilities in Lawrenceburg, Indiana. For more information, visit mgpingredients.com. ###